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                                   FORM 8-A/A
                                     NO. 2

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                ---------------

                        FIRST FINANCIAL BANKSHARES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                TEXAS                                   75-0944023
(STATE OF INCORPORATION OR ORGANIZATION)    (I.R.S. EMPLOYER IDENTIFICATION NO.)

           400 PINE STREET
           ABILENE, TEXAS                                  79601
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)

                          AMENDMENT NO. 2 TO FORM 8-A


  The undersigned registrant hereby amends its Registration Statement on Form 8-A dated March 29, 1974 for its Common Stock, $10.00 par value, as amended by Form 8-A/A No. 1 dated January 5, 1994, as set forth on the pages attached hereto:

  ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
          -------------------------------------------------------

  ITEM 2. EXHIBITS.
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                                 Page 1 of 25
                      The Exhibit Index appears on Page 4
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Item 1.  Description of Registrant's Securities to be Registered.
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    Item 1 of the Form 8-A dated March 29, 1974, as amended by Form 8-A/A No. 1 dated January 1, 1994 (as amended, the "Form 8-A") of First Financial Bankshares, Inc., a Texas corporation which was formerly named "First Abilene Bankshares, Inc." (the "Company"), is hereby amended in its entirety to read as follows:

  The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $10.00 par value (the "Common Stock"). As of November 1, 1995, 5,012,133 shares of Common Stock were issued and outstanding.

  The holders of Company Common Stock ("Company Shareholders") are entitled to receive such dividends as may from time to time be declared by the Company's Board of Directors. Shareholders are entitled to one vote per share of Company Common Stock on every issue submitted to them as Company Shareholders at a meeting of shareholders or otherwise. In the event of liquidation, Company Shareholders are entitled to share ratably, after satisfaction in full of the prior rights of creditors, in all assets of the Company available for distribution to Company Shareholders. Company Shareholders do not have preemptive or cumulative voting rights. All shares of Company Common Stock now issued and outstanding are fully paid and nonassessable.

  The Company's Articles of Incorporation provide that, to the fullest extent permitted by applicable law, no director shall be liable to the Company or Company Shareholders for monetary damages for or with respect to any acts or omissions in his or her capacity as a director, except in the case of liability for (i) a breach of a duty of loyalty to the Company or Company Shareholders,
(ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, (iv) an act or omission for which the liability of a director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

  The Company's Articles of Incorporation also provide that each director, officer, employee and agent of the Company shall be indemnified, to the fullest extent permitted by applicable law, for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she is named a party or otherwise by virtue of holding such position; provided, however, that no indemnification of employees or agents (other than directors or officers) will be made without express authorization of the Board of Directors.

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  ITEM 2. EXHIBITS.
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  Item 2 of the Form 8-A is hereby amended in its entirety to read as follows:

  1.   Articles of Incorporation, and all amendments thereto.

  2.   Amended and Restated Bylaws, and all amendments thereto.

  3.   Specimen Common Stock Certificate.


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 FIRST FINANCIAL BANKSHARES, INC.


                                 By:/s/ Curtis R. Harvey
                                    --------------------
                                   Curtis R. Harvey
                                   Executive Vice President and
                                   Chief Financial Officer

Date:  November 20, 1995

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                                 Exhibit Index
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EXHIBIT NO.               DESCRIPTION                           PAGE
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 *1                 Articles of Incorporation, and all            5
                    amendments thereto

**2                 Amended and Restated Bylaws

**3                 Specimen Common Stock Certificate

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 *Filed herewith
**Previously filed

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